EXHIBIT 2.7

FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

This FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is made as of September 14, 2002, between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation, solely on behalf and for the benefit of its Separate Account 8 known as the "Prime Property Fund" ("Seller'), and CROWN AMERICAN PROPERTIES, L.P., a Delaware limited partnership ("Purchasers").

R E C I T A L S:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated July 22, 2002, as amended by the First Amendment to Purchase and Sale Agreement, dated as of August 23, 2002, by the Second Amendment to Purchase and Sale Agreement, dated as of September 6, 2002, and by the Third Amendment to Purchase and Sale Agreement dated as of September 13, 2002 (as the same has and may be amended from time to time, the "Purchase Agreement");

WHEREAS, pursuant to the Third Amendment to Purchase and Sale Agreement (the "Third Amendment"), the parties decreased the purchase price set forth in the Purchase Agreement by Seventy Five Thousand Dollars ($75,000) and acknowledge the expiration of the Inspection Period;

WHEREAS, the parties have agreed to revoke the Third Amendment only to the extent that it adjusted the Purchase Price, restore the original Purchase Price of $50,000,000, and provide for a credit to the Purchaser in the amount of Seventy-Five Thousand Dollars ($75,000).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and promises set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. Terms. All capitalized terms not otherwise defined herein shall have the same meanings given them in the Purchase Agreement.

2. Third Amendment. The Third Amendment is hereby revoked only to the extent that it reduced the Purchase Price. Purchaser and Seller acknowledge and agree that the Purchase Price is FIFTY MILLION DOLLARS ($50,000,000), subject to the Credits and Prorations set forth in Section 4.4 of the Purchase Agreement and Paragraph 3 of this Amendment. The parties hereto acknowledge and agree that the Inspection Period expired on the date of the Third Amendment pursuant to Paragraph 3 thereof.

3. Amendment to Purchase Agreement. The following is hereby added to Section 4.2 of the Purchase Agreement: Seller hereby agrees to extend and pay to Purchaser a credit in the amount of Seventy-Five Thousand Dollars ($75,000) (the "Credit"). The Credit will be paid by Seller to Purchaser at Closing in good and certified funds.

4. Continuing Effect of Purchase Agreement. Except as specifically amended and modified above, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signature pages may be detached from such counterparts and reattached to form one original document.

6. Miscellaneous.

(A) This Agreement shall be governed by, and construed in accordance with, the laws of the state in which the Property is located and the substantive federal laws of the United States.

(B) If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Agreement will remain in full force and effect.

(C) This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns.

(execution page follows)

IN WITNESS WHEREOF, the parties hereto have cause this Amendment to be executed by their duly authorized representatives as of the date, month and year first written above.

SELLER:

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, solely on behalf and for the benefit of its Separate Account 8 known as the "Prime Property Fund"

By: /s/ Neal E. Stump

Name: Neal E. Stump

Title: Investment Officer

PURCHASER:

CROWN AMERICAN PROPERTIES, L.P., a Delaware limited partnership

By: Crown American Realty Trust, its sole
general partner

By: /s/ Ronald P. Rusinak

Name: Ronald P. Rusinak

Title: Vice President